FibroGen Announces Topline Results from LELANTOS-1 Phase 3 Clinical Study of Pamrevlumab in Non-Ambulatory Patients with Duchenne Muscular Dystrophy

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Study did not meet the primary endpoint
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Pamrevlumab was generally safe and well tolerated
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Topline results from LELANTOS-2 Phase 3 study of pamrevlumab in ambulatory patients with DMD expected 3Q 2023

SAN FRANCISCO, June 7, 2023 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today announced topline data from the Phase 3 LELANTOS-1 placebo-controlled trial of pamrevlumab for the treatment of non-ambulatory patients with Duchenne Muscular Dystrophy (DMD) on background corticosteroids. The study did not meet the primary endpoint of Performance of the Upper Limb 2.0 (PUL 2.0) score at week 52 compared to baseline. Pamrevlumab was generally safe and well tolerated and the majority of treatment emergent adverse events were mild or moderate.

FibroGen plans to present the complete results of the LELANTOS-1 study at an upcoming medical conference and to publish the full results. Topline data from the Phase 3 LELANTOS-2 clinical trial of pamrevlumab for the treatment of ambulatory patients with DMD is expected 3Q 2023.

“While disappointed with these results, we look forward to sharing the data at a future medical conference to contribute towards the understanding of this devastating disease” said Enrique Conterno, Chief Executive Officer, FibroGen. “FibroGen would like to thank the patients, caregivers and clinical trial investigators for their dedication in participating in this study.”

About LELANTOS-1

A total of ninety-nine (99) DMD patients aged 12 years and older were enrolled in LELANTOS-1, a global Phase 3, randomized, double-blind, trial of pamrevlumab or placebo in combination with systemic corticosteroids to evaluate the efficacy and safety of pamrevlumab in patients with non-ambulatory DMD. The U.S. Food and Drug Administration (FDA) has granted Rare Pediatric Disease, Orphan Drug, and Fast Track Designation to pamrevlumab for the treatment of DMD. In the EU, FibroGen has been granted Orphan Drug Designation to pamrevlumab for the treatment of DMD. For more information about the LELANTOS-1 trial, please visit www.clinicaltrials.gov (NCT04371666).

The Phase 3 clinical development program for pamrevlumab for DMD includes two studies, LELANTOS-1 and LELANTOS-2. These randomized, double-blind global Phase 3 trials are designed to evaluate the efficacy and safety of pamrevlumab in combination with systemic corticosteroids in patients with either non-ambulatory or ambulatory DMD. For more information about LELANTOS-2, which is fully enrolled, please visit www.clinicaltrials.gov (NCT04632940).

About Pamrevlumab
Pamrevlumab is a potential first-in-class antibody being developed by FibroGen to inhibit the activity of connective tissue growth factor (CTGF), a common factor in fibrotic and proliferative disorders characterized by persistent and excessive scarring that can lead to organ dysfunction and failure. Pamrevlumab is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), locally advanced unresectable pancreatic cancer (LAPC), and Duchenne muscular dystrophy (DMD), and in Phase 2/3 for the treatment of metastatic pancreatic cancer. The U.S. Food and Drug Administration has granted Orphan Drug Designation, and Fast Track designation to pamrevlumab for the treatment of patients with IPF, DMD, and LAPC. The U.S. Food and Drug Administration has also granted Rare Pediatric Disease Designation to pamrevlumab for the treatment of patients with DMD. Pamrevlumab has demonstrated a safety and tolerability profile that has supported ongoing clinical investigation in IPF, DMD, and LAPC. Pamrevlumab is an investigational drug and not approved for marketing by any regulatory authority. For information about pamrevlumab studies currently recruiting patients, please visit www.clinicaltrials.gov.

About Duchenne Muscular Dystrophy
Duchenne muscular dystrophy (DMD) is a rare and debilitating neuromuscular disease that affects approximately 1 in every 5,000 newborn boys. About 20,000 children are diagnosed with DMD globally each year. The fatal disease is caused by a genetic mutation leading to the absence or defect of dystrophin, a protein necessary for normal muscle function. The absence of dystrophin results in muscle weakness, muscle loss, fibrosis, and inflammation. Patients with DMD are often wheelchair-bound before the age of 12, and their progressive muscle weakness may lead to serious medical problems relating to respiratory and cardiac muscle.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company committed to discovering, developing, and commercializing a pipeline of first-in-class therapeutics. The Company applies its pioneering expertise in connective tissue growth factor (CTGF) biology and hypoxia-inducible factor (HIF) to advance innovative medicines for the treatment of unmet needs. Pamrevlumab, an anti-CTGF human monoclonal antibody, is in clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), locally advanced unresectable pancreatic cancer (LAPC), metastatic pancreatic cancer, and Duchenne muscular dystrophy (DMD). Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in CKD patients on dialysis and not on dialysis. Roxadustat is in clinical development for chemotherapy-induced anemia (CIA) in China. FibroGen recently expanded its research and development portfolio to include product candidates in the immuno-oncology space. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, the development and commercialization of the company’s product candidates, the potential safety and efficacy profile of its product candidates, and the potential impact of clinical data. These forward-looking statements include, but are not limited to, statements about FibroGen’s plans and objectives and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. FibroGen’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, each as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and FibroGen undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Contacts:

FibroGen, Inc.

Investors:

Meichiel Keenan
Investor Relations and Corporate Communications
mkeenan@fibrogen.com

Media:
Michael Szumera
mszumera@fibrogen.com